EXHIBIT 16

September 21, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:


We have read Item 4.01 of Form 8-K dated September 21, 2005, of BNP Residential Properties, Inc. and are in agreement with the statements contained in the first sentence of the first paragraph and the second, third and fourth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                                    /s/ Ernst & Young LLP

Greenville, South Carolina




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